Exhibit 2.2

ESCROW AGREEMENT
THIS ESCROW AGREEMENT (this "Agreement") is made and entered into as of February 15, 2016, by and among Link Media Wisconsin, LLC, a Wisconsin limited liability company ("Buyer"); Jag, Inc., a Wisconsin corporation ("Seller"), Jane Sweasy ("Sweasy"), and Kalil & Co., Inc., an Arizona corporation ("Escrow Agent").
W I T N E S S E T H:
WHEREAS, Buyer, Seller, and Sweasy are parties to that certain Asset Purchase Agreement, dated as of February 16, 2016 ("Purchase Agreement"), pursuant to which Buyer will acquire from Seller, as of the date of this Agreement, substantially all of the assets of Seller;
WHEREAS, the Purchase Agreement provides that a portion of the Preliminary Purchase Price is to be withheld at the Closing and held in escrow by the Escrow Agent pursuant to the terms of this Agreement and the Purchase Agreement, as security for the payment of certain Claims made by Buyer under the indemnification provisions set forth in Article 7 of the Purchase Agreement;
WHEREAS, it is a condition to Buyer's and the Seller's obligation to consummate the transactions contemplated by the Purchase Agreement that Buyer, Seller, and the Escrow Agent enter into this Agreement; and
WHEREAS, the parties intend this Agreement to evidence their understanding with respect to the escrow of a portion of the Purchase Price as security for the payment of certain indemnification claims of Buyer following the consummation of the transactions contemplated by the Purchase Agreement.
NOW, THEREFORE, in consideration of the foregoing recitals, the terms, provisions, agreements and covenants contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows:
1.            Definitions.  All capitalized terms used in this Agreement, but not otherwise defined herein, shall have the meanings ascribed to them in the Purchase Agreement.
2.            Escrow.  At the Closing, Buyer shall cause $687,500 of the Purchase Price (the "Escrow Amount") to be delivered to the Escrow Agent.  Buyer and Seller hereby appoint and designate the Escrow Agent as escrow agent, and the Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and distribute the Escrow Amount, plus all income accrued thereon, in a segregated account for the benefit of Seller pursuant to the terms of this Agreement.
3.            Investment of Escrow Amount.
(a)
The Escrow Agent shall retain the Escrow Amount, plus all income accrued thereon, in a Wells Fargo Bank money market account.  The Escrow Agent is authorized to sell or redeem any or all of such investments and to reinvest the proceeds of such sales or redemptions in like investments, all upon written instructions signed by Buyer and Seller.  The Escrow Agent is further authorized to sell or redeem any or all of such investments without further instructions as may be necessary from time to time to pay in cash any amount to be paid pursuant to Section 5.

(b)	All investments (other than bearer instruments) shall be registered and held in the name of the Escrow Agent, as escrow agent for Seller.
(c)
Upon giving two (2) days' prior written notice, the Escrow Agent shall allow duly authorized representatives of Buyer and Seller to audit, review and otherwise evaluate the Escrow Amount, plus all income accrued thereon.

4.            Status of Escrow Amount.  The Escrow Amount is part of the Purchase Price payable by Buyer to Seller under the terms of the Purchase Agreement and is being held by the Escrow Agent as security for the indemnification obligations of Seller and Sweasy to Buyer under Article 7 of the Purchase Agreement.  The indemnification obligations of Seller and Sweasy to Buyer shall continue to be governed by the provisions of Article 7 of the Purchase Agreement subject only to the right of the Buyer to seek satisfaction of Claims from the Escrow Amount, plus all income accrued thereon,  pursuant to the terms of this Agreement.
5.            Claims; Resolution of Claims; Distribution of Escrow Amount.
(a)
Any Claims made by Buyer must be made on or before the 18-month anniversary of the date of this Agreement (the "Claims Settlement Date").  Claims made by Buyer shall be deemed to have been made on or before the Claims Settlement Date if notice of such Claims is given to the Escrow Agent and Seller, in accordance with Section 6 on or before the Claims Settlement Date.

(b)
If Buyer has not made any Claims on or before the Claims Settlement Date, the Escrow Agent shall distribute the Escrow Amount, plus all income accrued thereon, to Seller within seven (7) calendar days of the Claims Settlement Date.

(c)	If Buyer has made any Claims on or before the Claims Settlement Date, the following provisions shall apply:
(i)
the Seller shall on or before the thirtieth (30th) calendar day after receipt of written notice of a Claim from Buyer (the "Claims Settlement Objection Date") provide Buyer and the Escrow Agent with written notice of its objections, if any, to any Claims made by Buyer (the "Objections").

(ii)
In the event Seller does not make any Objections on or before the Claims Settlement Objection Date, the Escrow Agent shall distribute that portion of the Escrow Amount equal to the dollar amount of such Claim, plus all interest accrued thereon, to Buyer.

(iii)
In the event Seller does make Objections on or before the Claims Settlement Objection Date, the Escrow Agent shall hold that portion of the Escrow Amount, plus all income accrued thereon, and shall make distribution with respect thereto in accordance with either (A) joint written instructions signed by Buyer and Seller or (B) a final, non‑appealable order from a court of competent jurisdiction, within seven (7) calendar days of its receipt of such joint written instructions or court order, as applicable.  The Escrow Agent shall be entitled to receive and may conclusively rely upon an opinion of counsel to the effect that a court order is final and non-appealable and from a court of competent jurisdiction.

(ii)
Upon the Claims Settlement Date, (A) if any portion of the Indemnification Escrow Amount and accrued interest is then being held pursuant to Section 5(c)(iii) pending distribution in accordance with joint written instructions or court order as described in Section 5(c)(iii), the Escrow Agent shall continue to hold such portion(s) until Escrow Agent receives such instructions or order (whereupon the Escrow Agent shall distribute such portion(s) within seven (7) calendar days after receipt of such instructions or order), and (B) the Escrow Agent shall distribute to Seller the remaining balance of the Indemnification Escrow Amount, if any, plus all interest accrued thereon, within seven (7) calendar days after the Claims Settlement Date.  The Escrow Agent shall be entitled to receive and may conclusively rely upon an opinion of counsel to the effect that a court order is final and non-appealable and from a court of competent jurisdiction.

(d)	Interim Releases.
(i)
On the sixth month anniversary of the date of this Agreement (the "First Escrow Release Date"), the Seller and Buyer shall send joint written instructions signed by the Seller and Buyer instructing the Escrow Agent to release and deliver to the Seller, in cash or by wire transfer, the First Escrow Release Amount (defined below) from (and to the extent of) the Escrowed Funds.  Upon receipt of such joint written instructions, the Escrow Agent shall promptly release the First Escrow Release Amount in accordance with the instructions.  As used herein, the term "First Escrow Release Amount" shall mean an amount equal to one-third (1/3) of the Escrowed Funds, minus the amount or amounts in dispute  by the Parties ("Claim Amounts") as of the First Escrow Release Date, if any. The Escrow Agent shall have no responsibility for determining the First Escrow Release Amount.  The First Escrow Release Amount shall be as set forth in joint written instructions signed by the Seller and the Buyer's Representative and delivered to Escrow Agent.

(ii)
On the twelfth month anniversary of the date of this Agreement (the "Second Escrow Release Date"), the Seller and Buyer shall send joint written instructions signed by the Seller and Buyer instructing the Escrow Agent to release and deliver to the Seller, in cash or by wire transfer, the Second Escrow Release Amount (defined below) from (and to the extent of) the remaining Escrowed Funds.  Upon receipt of such joint written instructions, the Escrow Agent shall promptly release the Second Escrow Release Amount in accordance with the instructions.  As used herein, the term "Second Escrow Release Amount" shall mean an amount equal to one-third (1/3) of the remaining Escrowed Funds, minus the Claim Amounts that remain in dispute as of the Second Escrow Release Date, if any. The Escrow Agent shall have no responsibility for determining the Second Escrow Release Amount.  The Second Escrow Release Amount shall be as set forth in joint written instructions signed by the Seller and the Buyer's Representative and delivered to Escrow Agent.

6.            Notices.  All notices, consents, requests, instructions, approvals, demands and other communications provided for herein shall be validly given, made or served if in writing and delivered personally by hand, by a nationally recognized overnight courier service (i.e., Federal Express or United Parcel Service), by United States certified or registered first class mail, postage prepaid with return receipt requested or by facsimile transmission.  Each such notice, consent, request, instruction, approval, demand or other communication shall be effective (a) if delivered personally by hand or by a nationally recognized overnight courier service, when delivered at the address specified in this Section 6; (b) if given by United States certified or registered first class mail on the date appearing on the return receipt therefor; and (c) if given by facsimile transmission, when such facsimile transmission is transmitted to the facsimile transmission number specified in this Section 6 and the appropriate confirmation is received.  In the event that a party is unable to deliver a notice, consent, request, instruction, approval, demand, or other communication due to the inaccuracy of the address or facsimile transmission number provided by the other party pursuant to this Section 6, or the other party's failure to notify the party of a change of its address or facsimile transmission number as specified pursuant to this Section 6, such notice, consent, request, instruction, approval, demand, or other communication shall be deemed to be effective upon confirmation by a nationally recognized overnight courier service of its failure to complete delivery to the other party's address as set forth in this Section 6 (or other address duly given to the party by the other party in accordance with this Section 6).

If to Buyer:                                                                  Link Media Holdings, LLC
8918 West 21st Street North, Suite 200-117
Wichita, Kansas  67205
Attention:  Sean A. Cash
Telephone:  (316) 680-4846
Email:  sean@linkmediaoutdoor.com

With a copy to:                                                      Koley Jessen P.C., L.L.O.
One Pacific Place, Suite 800
1125 South 103rd Street
Omaha, Nebraska  68124
Attention:  Daniel M. McMahon
Facsimile:  (402) 390-9005
Email:  dan.mcmahon@koleyjessen.com

If to Seller:                                                                    Jane Sweasy
[Address]
[City, State, Zip Code]

With a copy to:                                                      Epiphany Law, LLC
4211 North Lightning Drive
Appleton, Wisconsin  54913
Attention:  Kathryn M. Bloom
Facsimile:  (920) 996-0000
Email:  kbloom@epiphanylaw.com

7.            Escrow Agent Fees and Expenses.  The Escrow Agent shall serve without a fee.  However, if any suit, action or other proceeding arises out of this Escrow Agreement and the Escrow Agent incurs costs or expenses in connection therewith, and has met its standard of care set forth in Section 9(b), then each of the Buyer and the Seller shall pay one-half of such costs and expenses to the Escrow Agent.
8.            Escrow Agent's Authority.  The Escrow Agent may act upon any instrument or other writing believed by it in good faith to be genuine and executed by or on behalf of the proper Person, and the Escrow Agent shall not be liable in connection with the performance by it in good faith of its duties pursuant to the provisions of this Agreement, except for its own willful misconduct or gross negligence.  The Escrow Agent may consult with counsel of its choice and be fully protected in acting or refraining to act in good faith in accordance with the opinion of such counsel.
9.            Duties of Escrow Agent.
(a)
The Escrow Agent's sole responsibility shall be for the safekeeping of the Escrow Amount, plus all income accrued thereon, and the disbursement of the Escrow Amount, plus all income accrued thereon, in accordance with this Agreement.  The Escrow Agent shall not be required to take any other action with reference to any other matters which might arise in connection with the Escrow Amount, the income accrued thereon or this Agreement.

(b)	The Escrow Agent shall have no liability hereunder except for its own willful misconduct, bad faith or gross negligence.
10.            Taxes.  The parties agree that, for purposes of federal and other taxes based on income, Seller will be treated as the beneficial owner of the Escrow Amount, plus all income accrued thereon, that Seller will report all income, if any, that is earned on, or derived from, the Escrow Amount as her income in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.
11.            Disagreement.  If any disagreement should arise among the parties to this Agreement with respect to this Agreement or the Escrow Amount and the interest thereon or if the Escrow Agent is in doubt as to what action should be taken hereunder, the Escrow Agent shall have the absolute right at its election to do either or both of the following:
(a)
withhold or stop all performance of this Agreement, save and except for the safekeeping of the Escrow Amount, plus all income accrued thereon, (and all notices or instructions received in connection herewith) until the Escrow Agent is satisfied that such disagreement has been resolved, or

(b)
file a suit in interpleader and obtain an order of the court of competent jurisdiction requiring all Persons involved to litigate in such court their respective claims arising out of or in connection with the Escrow Amount.  In the event that the Escrow Agent files a suit in interpleader, Buyer shall reimburse the Escrow Agent for one-half of the Escrow Agent's reasonable attorneys' fees in filing and prosecuting such lawsuit, and the Seller shall reimburse the Escrow Agent for one-half of the Escrow Agent's reasonable attorneys' fees in filing and prosecuting such lawsuit.

12.            Termination.  This Agreement shall terminate upon the distribution by the Escrow Agent of the balance of the Escrow Amount, plus all income accrued thereon.
13.            Assignment; Resignation of Trustee.  This Agreement shall not be assigned by any party to this Agreement. The Escrow Agent may resign by furnishing written notice of its resignation to the Buyer and Seller (and, if such resignation is before the Claims Settlement Date, returning a pro rata portion of the fee paid in advance upon signing this Agreement).  Such resignation shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent's sole responsibility thereafter shall be to safely keep the Escrow Amount and to deliver the same to a successor escrow agent as shall be appointed by the Buyer and Seller, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order.  If the Buyer and Seller have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the other parties.

14.            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.
15.            Entire Agreement.  This Agreement, including the recitals set forth above, and each Exhibit attached hereto, each of which is incorporated and made a part of this Agreement by this reference, constitutes the entire agreement of the parties relating to the subject matter hereof, and supersedes any prior agreements or understandings, written or oral, between the parties with respect to the subject matter of this Agreement.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties to this Agreement.  The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce the same.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.
16.            Construction.  Any reference to any federal, state, local or foreign law, constitution, code, statute or ordinance shall be deemed to include all rules and regulations promulgated thereunder (by any Authority or otherwise), and any successor law, unless the context otherwise requires.  The word "including" means "including without limitation" and does not limit the preceding words or terms.  The words "or" and "nor" are inclusive and include "and".  The singular shall include the plural and vice versa.  Each word of gender shall include each other word of gender as the context may require.  References to "Sections" or "Exhibits" shall mean Sections or Exhibits, of this Agreement, unless otherwise expressly indicated.  The headings or titles preceding the text of the Sections are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect the meaning, construction or effect of this Agreement.  The parties have each participated in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
17.            Counterparts; Execution by Facsimile.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.  The parties may execute this Agreement and exchange on the Closing Date counterparts of this Agreement by means of facsimile transmission and the parties agree that the receipt of such executed counterparts shall be binding on such parties and shall be construed as originals.  After the Closing the parties shall promptly exchange original versions of this Agreement that were executed and exchanged by facsimile transmission pursuant to this Section 17.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BUYER:

LINK MEDIA WISCONSIN, LLC,
a Wisconsin limited liability company

By:            /s/ Sean A. Cash
Its:            President

SELLER:

JAG, INC.,
a Wisconsin corporation

By:            /s/ Jane Sweasy
Its:            President

ESCROW AGENT:

KALIL & CO., INC.,
an Arizona corporation

By: ____________________________________

Its:  ____________________________________